Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 9, 2015 (July 2, 2015 as to Note 19) relating to the consolidated financial statements of Verso Paper Holdings appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 9, 2015, relating to the consolidated financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

July 2, 2015